Williams headlines rental housing panel by Patrick Hickey | Apr 10, 2017 | InsiderAdvantage Georgia News Networking group Business Connect on Friday hosted an event at the Buckhead Club titled ‘The New Trend in Rental Housing,’ featuring a panel of some of Atlanta’s top industry insiders who discussed the past, present, and future of local real estate. Host David Jensen, a managing partner at TGC Media, introduced the panel, which included Morris Manning & Martin partner Lynn Wilson and Preferred Capital Securities CEO Al Haworth. As Jensen said though in finishing his introductions, “We know who we really came for right?” – Post Properties founder and Preferred Apartment Communities CEO, legendary Atlanta developer John Williams. You can’t have a discussion on Atlanta rental housing without first talking about Post Properties, which revolutionized the apartment industry not only in Georgia but nationwide. With Wilson acting as moderator, Williams went into his beginnings in real estate and how Post Properties first came to be. The core premise of Post was tied to the growth of working women in the 1960’s. By offering safe, clean, and professional apartments for an entire social class that was just coming into its own, Williams was able to corner the apartment community market as his company grew through the 1970’s and 80’s before going public in 1993. After leaving the company in 2004, Williams came back into the industry in 2009 with the formation of Preferred Apartment Communities. Knowing that there would be dramatic changes in real estate after the economic recession of the late 2000’s, Williams took advantage of a market that now saw people buying homes later and living in apartments for longer. The ‘live work play’ concept that he had coined with Post Properties decades ago was now becoming a reality in places like Midtown and Buckhead, where young people were content to stay until they were ready to start a family and move into single family homes. Based on that knowledge Williams, along with co-panelist Al Haworth who moved from California to join him in the venture, grew the company out to its current state with $2.7 billion in assets and boasting a varied portfolio including office buildings, shopping centers, and student housing. The idea of ‘democratized investment’ appeals to the firm’s highly leveraged investors, who know that the company’s chief concern, per Haworth, is to “let them get their money back when they need it back.” That “total commitment to shareholders,” in Williams’ words, has allowed Preferred Apartments to strongly appeal to Baby Boomer investors looking to supplement their retirements. Also important to Williams is a strong corporate culture, long a hallmark of Post Properties and one that has carried over to his new venture. “Our primary asset is our reputation,” said the developer, and he has certainly cultivated a great one over his many years in the industry. Another topic of discussion was a very relevant one to Atlantans – concerns over traffic and transportation infrastructure. Again Williams pointed to his wealth of experience in the field, having served on the board of the Atlanta Regional Commission as well as President of the Metro Atlanta Chamber of Commerce and Cobb Chamber of Commerce over the course of his career. While the city is still “playing catch up” in terms of infrastructure, he looked at the city’s transportation background as a great source of strength and one of the reasons for its continued growth. Between the world’s busiest airport, the convergence of several major interstates and rail lines, and the nearby mega-port that is the Savannah Harbor, transportation remains one of the city’s greatest advantages. Sure, its traffic issues are well documented but so are they in nearly all major cities, particularly those in the South. Looking ahead Williams was bullish on the future of Atlanta’s real estate market, saying that the continued addition of jobs is the key indicator that the real estate industry will thrive in coming years. “Jobs are the precursor to household formation,” he told the audience, and with a business-friendly political climate and developing industries in fields ranging from technology to film, job growth looks solid throughout the city. Free Writing Prospectus, dated April 10, 2017 Filed Pursuant to Rule 433 of the Securities Act of 1933 Registration Statement Nos. 333-214531, 333-211178, 333-211924 Preferred Apartment Communities, Inc. (“PAC”) has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents PAC has filed with the SEC for more complete information about PAC and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, (i) with respect to the offering of up to 1,500,000 Units consisting of 1,500,000 shares of Series A Redeemable Preferred Stock and Warrants to purchase 30,000,000 shares of Common Stock, PAC’s dealer manager, Preferred Capital Securities, LLC, will arrange to send you the prospectus if you request it by calling toll-free at (855) 330-6594, (ii) with respect to the offering of up to 500,000 shares of Series M Redeemable Preferred Stock, PAC’s dealer manager, Preferred Capital Securities, LLC, will arrange to send you the prospectus if you request it by calling toll-free at (855) 330-6594, and (iii) with respect to the offering of up to $150,000,000 of Common Stock, PAC’s sales agent, JonesTrading Institutional Services LLC, will arrange to send you the prospectus if you request it by calling toll-free at (800) 423-5933. ****************************************